Exhibit 10.7

THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made effective as of this 18th day of June 2020 (the “Amendment Effective Date”) by and between RICHARD I. EISENSTADT (“Executive”) and NEOS THERAPEUTICS, INC., a Delaware corporation (the “Company”).  The Company and the Executive collectively are referred to as the “Parties.”

BACKGROUND

WHEREAS,  the Executive is a party to an Amended and Restated Employment Agreement with the Company dated as of July 10, 2015, as amended by that certain First Amendment to Amended and Restated Employment Agreement dated as of October 1, 2019 and that certain Second Amendment to Employment Agreement dated as of April 1, 2020  (the  “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend his Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive hereto agree as follows:

(1)        Terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

(2)        Paragraph 5(a)(i) of the Employment Agreement hereby is deleted in its entirety and replaced with the following as of the Amendment Effective Date:

“(i)    the Company shall pay the Executive a lump sum in cash in an amount equal to 1.5 times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target annual incentive compensation for the then-current year; and”

(3)        Paragraph 5(a)(iii) of the Employment Agreement hereby is deleted in its entirety and replaced with the following as of the Amendment Effective Date:

“(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 18 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and”

(4)        The Parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Amendment.

(5)        This Amendment together with the Employment Agreement constitute the complete agreement of the Company and the Executive hereto with respect to the subject matters referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto.  This Amendment cannot be amended, modified or supplemented with respect to the Executive except by an instrument in writing executed by the Company and the Executive.

(6)        The terms of this Amendment shall be binding upon, and shall inure to the benefit of the Executive, the Company and their respective successors and assigns.   Except as provided in this Amendment, all other terms and conditions contained in the Employment Agreement shall remain unchanged and in full force and effect.

(7)        This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, each Party has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Amendment Effective Date.

COMPANY:

NEOS THERAPEUTICS, INC.

By:	/s/ Gerald McLaughlin
	Name:	Gerald McLaughlin
	Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Richard I. Eisenstadt
Richard I. Eisenstadt